Exhibt 99.1

Stewart Reports First Quarter 2021 Results

- Operating revenues of $681.4 million, an increase of $235.6 million, or 53 percent, compared to the prior year quarter

- Net income of $54.2 million ($51.7 million on an adjusted basis) compared to $5.2 million ($13.3 million on an adjusted basis) in the prior year quarter

- Diluted EPS of $2.01 ($1.92 on an adjusted basis) compared to prior year quarter diluted EPS of $0.22 ($0.56 on an adjusted basis)

- Record first quarter margin of 10.7 percent (10.3 percent on an adjusted basis)

HOUSTON, April 21, 2021 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the first quarter 2021 of $54.2 million ($2.01 per diluted share), compared to net income attributable to Stewart of $5.2 million ($0.22 per diluted share) for the first quarter 2020. On an adjusted basis, Stewart's first quarter 2021 net income of $51.7 million ($1.92 per diluted share) increased $38.4 million, or 289 percent, from $13.3 million ($0.56 per diluted share) in the first quarter 2020. First quarter 2021 pretax income before noncontrolling interests was $74.0 million compared to pretax income before noncontrolling interests of $9.3 million for the first quarter 2020.

First quarter 2021 results included $3.3 million of pretax net realized and unrealized gains, primarily related to net unrealized gains on fair value changes of equity securities investments recorded in the title segment. First quarter 2020 results included $11.1 million of pretax net realized and unrealized losses, which included $10.6 million of net unrealized losses on fair value changes of equity securities investments recorded in the title segment.

"Our first quarter 2021 results benefited from continued strong trends in residential real estate transaction activity as well as robust growth from our international and newly-acquired ancillary services businesses," commented Fred Eppinger, chief executive officer. "This quarter was especially noteworthy given that these results came in the first quarter of the year, historically the most challenging for our company. These results demonstrate that our plan to improve operational performance through targeted growth, focused management, and broader technology and services offerings continues to drive results. As always, I want to thank our associates for their commitment and hard work in extraordinarily challenging times."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Quarter Ended March 31,
	2021	2020

Total revenues	688.6	439.9
Pretax income before noncontrolling interests	74.0	9.3
Income tax expense	(16.9)	(1.9)
Net income attributable to noncontrolling interests	(2.9)	(2.2)
Net income attributable to Stewart	54.2	5.2
Non-GAAP adjustments, after taxes*	(2.5)	8.1
Adjusted net income attributable to Stewart*	51.7	13.3
Net income per diluted Stewart share	2.01	0.22
Adjusted net income per diluted Stewart share*	1.92	0.56

* See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended March 31,
	2021	2020	% Change

Operating revenues	625.4	440.3	42%
Investment income	3.9	5.2	(24)%
Net realized and unrealized gains (losses)	3.2	(11.1)	129%
Pretax income	77.1	14.8	420%
Pretax margin	12.2%	3.4%

Title segment pretax income improved by $62.3 million, or 420 percent, while pretax margin increased 880 basis points to 12.2 percent in the first quarter 2021 compared to the prior year quarter. Title operating revenues grew $185.1 million, or 42 percent, as a result of improvements in direct title revenues of $81.2 million, or 41 percent, and gross independent agency revenues of $103.9 million, or 43 percent. Consistent with the increased title revenues, overall segment operating expenses increased $135.9 million, or 32 percent, in the first quarter 2021, with agency retention expenses and combined title employee costs and other operating expenses increasing 42 percent and 21 percent, respectively, from the first quarter 2020. Average independent agency remittance rate improved to 17.9 percent in the first quarter 2021, compared to 17.6 percent in the prior year quarter, while combined title employee costs and other operating expenses, as a percentage of title revenues, improved to 38.1 percent in the first quarter 2021, from 44.9 percent in the first quarter 2020.

Title loss expense increased $10.1 million, or 54 percent, in the first quarter 2021 compared to the prior year quarter, primarily as a result of increased title revenues. As a percentage of title revenues, the title loss expense in the first quarter 2021 was 4.6 percent compared to 4.2 percent from the prior year quarter.

The segment's investment income decreased $1.3 million, or 24 percent, primarily as a result of lower interest rates applicable to our short-term and securities investments during the first quarter 2021 compared to last year's quarter. Net realized and unrealized gains and losses for the first quarters 2021 and 2020 consisted primarily of net unrealized gains and losses related to fair value changes of equity securities investments, as mentioned above.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended March 31,
	2021	2020	% Change

Non-commercial:
Domestic	216.0	132.8	63%
International	28.8	19.1	51%
Commercial:
Domestic	29.2	41.4	(29)%
International	5.5	5.0	10%
Total direct title revenues	279.5	198.3	41%

The direct title revenue improvement in the first quarter 2021 was primarily driven by the $92.9 million, or 61 percent, growth in non-commercial revenues resulting from increased transactions from both existing and recently-acquired title offices. Total residential purchase and refinancing closed orders in the first quarter 2021 increased 35 percent and 107 percent, respectively, compared to the prior year quarter. However, the non-commercial revenue increase was partially offset by lower commercial revenues in the first quarter 2021, resulting from lower commercial transaction size and volume compared to the first quarter 2020. Domestic commercial fee per file in the first quarter 2021 was approximately $8,700, compared to $11,400 from the first quarter 2020; while domestic residential fee per file was approximately $1,900, which is 5 percent lower than the prior year quarter's average fee per file, primarily due to the higher mix of refinancing compared to purchase transactions in the first quarter 2021. Total international revenues increased $10.2 million, or 42 percent, primarily due to higher volumes in our Canadian operations.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended March 31,
	2021	2020	% Change

Operating revenues	55.9	5.5	924%
Pretax loss	(3.1)	(5.6)	45%

The segment's operating revenues increased $50.5 million in the first quarter 2021, compared to the prior year quarter, primarily due to revenues generated by recent acquisitions. The ancillary services operations generated pretax income of $2.7 million (which included $1.7 million of purchased intangibles amortization) in the first quarter 2021, compared to a pretax loss of $0.5 million in the prior year quarter. Net expenses attributable to parent company and corporate operations for the first quarters 2021 and 2020 were approximately $5.7 million and $5.1 million, respectively.

Expenses
Consolidated employee costs increased $33.7 million, or 25 percent, in the first quarter 2021 compared to the prior year quarter, primarily due to higher salaries expense mainly driven by 12 percent higher average employee count, increased incentive compensation on improved overall operating results, and additional employee costs related to higher order volumes. As a percentage of total operating revenues, consolidated employee costs for the first quarter 2021 improved to 24.9 percent compared to 30.4 percent in the first quarter 2020.

Total other operating expenses increased $53.6 million, or 75 percent, in the first quarter 2021 compared to the prior year quarter. This increase was primarily due to increased appraisal expenses by recently-acquired ancillary services businesses, and higher outside title search and premium tax expenses on higher title revenues, partially offset by lower travel and marketing expenses. As a percentage of total operating revenues, consolidated other operating expenses for the first quarter 2021 were 18.4 percent compared to 16.1 percent in the first quarter 2020.

Other
Net cash provided by operations in the first quarter 2021 was $47.4 million, compared to net cash used by operations of $11.4 million in the prior year quarter. The improvement in cash from operations was primarily driven by the higher net income and lower payments of claims and accounts payables.

First Quarter Earnings Call
Stewart will hold a conference call to discuss the first quarter 2021 earnings at 8:30 a.m. Eastern Time on Thursday, April 22, 2021. To participate, dial (877) 876-9174 (USA) and (785) 424-1669 (International) - access code STCQ121. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on April 22, 2021 until midnight on April 29, 2021, by dialing (800) 839-4568 (USA) or (402) 220-2681 (International) - the access code is also STCQ121.

About Stewart
Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and effects of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended March 31,
	2021	2020
Revenues:
Title revenues:
Direct operations	279,504	198,283
Agency operations	345,932	242,030
Ancillary services	55,931	5,461
Total operating revenues	681,367	445,774
Investment income	3,945	5,218
Net realized and unrealized gains (losses)	3,274	(11,091)
	688,586	439,901
Expenses:
Amounts retained by agencies	283,935	199,366
Employee costs	169,397	135,652
Other operating expenses	125,482	71,858
Title losses and related claims	28,773	18,632
Depreciation and amortization	6,430	4,231
Interest	567	892
	614,584	430,631
Income before taxes and noncontrolling interests	74,002	9,270
Income tax expense	(16,880)	(1,896)
Net income	57,122	7,374
Less net income attributable to noncontrolling interests	2,886	2,197
Net income attributable to Stewart	54,236	5,177

Net earnings per diluted share attributable to Stewart	2.01	0.22
Diluted average shares outstanding (000)	26,984	23,749

Selected financial information:
Net cash provided (used) by operations	47,442	(11,360)
Other comprehensive loss	(7,434)	(14,102)

Monthly Domestic Order Counts:
Opened Orders 2021:	Jan	Feb	Mar	Total	Closed Orders 2021:	Jan	Feb	Mar	Total
Commercial	1,217	1,060	1,292	3,569	Commercial	1,008	1,008	1,361	3,377
Purchase	21,104	21,560	28,125	70,789	Purchase	12,906	13,461	19,116	45,483
Refinancing	28,554	28,020	25,176	81,750	Refinancing	19,296	21,594	24,776	65,666
Other	717	610	483	1,810	Other	474	363	338	1,175
Total	51,592	51,250	55,076	157,918	Total	33,684	36,426	45,591	115,701

Opened Orders 2020:	Jan	Feb	Mar	Total	Closed Orders 2020:	Jan	Feb	Mar	Total
Commercial	1,514	1,210	1,429	4,153	Commercial	1,212	1,157	1,259	3,628
Purchase	16,856	17,829	18,951	53,636	Purchase	10,128	10,760	12,827	33,715
Refinancing	14,830	18,707	30,652	64,189	Refinancing	9,053	9,822	12,871	31,746
Other	244	230	256	730	Other	147	169	128	444
Total	33,444	37,976	51,288	122,708	Total	20,540	21,908	27,085	69,533

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	412,763	432,683
Short-term investments	17,855	20,678
Investments in debt and equity securities, at fair value	682,799	684,387
Receivables – premiums from agencies	37,713	34,507
Receivables – other	64,809	58,112
Allowance for uncollectible amounts	(5,393)	(4,807)
Property and equipment, net	53,732	51,671
Operating lease assets, net	110,586	106,479
Title plants	73,113	72,863
Goodwill	480,159	431,477
Intangible assets, net of amortization	38,912	37,382
Deferred tax assets	4,359	4,330
Other assets	71,399	48,813
	2,042,806	1,978,575
Liabilities:
Notes payable	125,572	101,773
Accounts payable and accrued liabilities	212,774	225,180
Operating lease liabilities	123,121	119,089
Estimated title losses	509,541	496,275
Deferred tax liabilities	23,900	23,852
	994,908	966,169
Stockholders' equity:
Common Stock and additional paid-in capital	300,978	301,937
Retained earnings	733,973	688,819
Accumulated other comprehensive income	9,588	17,022
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,041,873	1,005,112
Noncontrolling interests	6,025	7,294
Total stockholders' equity	1,047,898	1,012,406
	2,042,806	1,978,575

Number of shares outstanding (000)	26,806	26,728
Book value per share	38.87	37.60

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Three months ended:	March 31, 2021			March 31, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	625,436	55,931	681,367	440,313	5,461	445,774
Investment income	3,945	-	3,945	5,218	-	5,218
Net realized and unrealized gains (losses)	3,204	70	3,274	(11,091)	-	(11,091)
	632,585	56,001	688,586	434,440	5,461	439,901
Expenses:
Amounts retained by agencies	283,935	-	283,935	199,366	-	199,366
Employee costs	159,459	9,938	169,397	130,636	5,016	135,652
Other operating expenses	79,015	46,467	125,482	67,149	4,709	71,858
Title losses and related claims	28,773	-	28,773	18,632	-	18,632
Depreciation and amortization	4,314	2,116	6,430	3,821	410	4,231
Interest	-	567	567	-	892	892
	555,496	59,088	614,584	419,604	11,027	430,631
Income (loss) before taxes	77,089	(3,087)	74,002	14,836	(5,566)	9,270

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter ended March 31, 2021 and 2020 (dollars in millions, except share and per share amounts).

	Quarter Ended March 31,
	2021	2020	% Change

Total revenues	688.6	439.9
Less: Net realized and unrealized gains (losses)	3.3	(11.1)
Adjusted revenues	685.3	451.0	52%

Net income attributable to Stewart	54.2	5.2
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(3.3)	11.1
Net tax effects of non-GAAP adjustments	0.8	(3.0)
Non-GAAP adjustments, after taxes	(2.5)	8.1
Adjusted net income attributable to Stewart	51.7	13.3	289%

Diluted average shares outstanding (000)	26,984	23,749
Adjusted net income per share	1.92	0.56

CONTACT: Nat Otis, SVP - Investor Relations/Corporate Development, (713) 625-8360